Venture Capital for Nanotechnology and Microsystems

FELLOW SHAREHOLDERS:

We are off to an exciting beginning to 2011.  We have said on multiple occasions that Harris & Harris Group will become a true growth stock when we have the ability to fund our future growth through the reinvestment of our realized investment returns.  We believe we are reaching this milestone.  Thus far in 2011, BioVex Group, Inc., (“BioVex”) was acquired by Amgen, Inc., NeoPhotonics Corporation (“Neo”) (NYSE: NPTN) completed its initial public offering (“IPO”), Solazyme, Inc., filed for an IPO and two additional portfolio companies have letters of intent for potential acquisitions.  These actual and potential liquidity events are the manifestations of our maturing nanotechnology portfolio, and they are the first transformative events of our investment thesis.  Our excitement also reflects the fact that these companies are not the only nanotechnology-enabled companies in our portfolio that are transforming their respective industries.  Additionally, in our present mid-stage and late-stage pipeline, we have more than 10 additional companies making positive commercial progress.

On January 24, 2011, BioVex entered into a definitive acquisition agreement with Amgen for the acquisition of BioVex.  BioVex is developing a novel oncolytic virus that is being used to treat patients with malignant melanoma.  It is currently completing its Phase III clinical trial.  The BioVex partnership with Amgen will provide malignant melanoma cancer patients with a greater chance of potential survival.  On March 4, 2011, this acquisition was completed.  Amgen paid $425 million in an upfront payment with up to $575 million in additional payments subject to regulatory and business milestones over the coming years.  If a substantial amount of the milestone payments are paid, BioVex will be the largest transaction by market capitalization in the history of Harris & Harris Group.  On March 11, 2011, we received our upfront payment of $7,702,470, which did not include $958,296 held in escrow.  If the escrow and all the milestone payments are paid by Amgen, we will receive an aggregate payout, including our upfront payment, of $18,187,158.  As of December 31, 2010, our Board of Directors valued our investment in BioVex at $11,430,062.  As of December 31, 2010, our cost basis in BioVex was $3,962,447.

On February 2, 2011, Neo priced its IPO of 7,500,000 shares of common stock at $11.00 per share.  Our combined shares of common and preferred stock were equal to 400,907 shares of common stock following the IPO.  We also purchased an additional 50,000 shares of common stock in the IPO.  As of December 31, 2010, the value of our investment in Neo was $4,249,615.  Although Neo’s stock opened at $14.00 on its first day of trading and traded as high as $20.94 on February 14, 2011, its price has recently dropped sharply as troubling world events and softness in the telecommunications sector caused a steep sell-off across a large swath of the telecommunications sector.  Currently, it is not our intention to sell Neo once we are released from lock-up provisions placed on our shares in conjunction with the IPO.  Neo is led by a very capable management team.  Neo has increased its revenue growth for the past three years, even through the recession, and we believe its growth rate is one of the fastest in the industry.  It has recently become net income positive.  It is the leading supplier of active and passive optical components to two of the world’s largest telecommunications providers.  We believe the additional capital provides Neo with the resources to become a leader in its markets.

On March 11, 2011, Solazyme filed a registration statement on Form S-1 to register its shares of common stock for an IPO.  Solazyme is the largest holding by value in our portfolio at $23,225,822 as of December 31, 2010.  Our cost basis is $5,444,197.  Solazyme is transforming how multiple industries think about deriving chemicals and fuels.  It offers approaches and solutions to energy independence, to the rising price of oil and to healthier edible oils and cosmetics.  The range of its partnerships demonstrates the capabilities of its algal oil technology platform.

Solazyme grew its revenue 315 percent in 2010, to $37.97 million as compared with $9.16 million in 2009.  Over the past 15 months, Solazyme entered into a 50/50 joint venture with Roquette Frères, S.A., one of the world’s largest starch and starch derivatives companies, with the goal of jointly developing, producing and marketing nutrition products worldwide.  Additionally, Solazyme began the sale of its consumer nutrition products containing Golden Chlorella® in Whole Foods and GNC.  Solazyme entered into arrangements with Sephora International, Sephora USA and QVC for the worldwide launch of its Algenist™ skin care products on March 24, 2011.  Solazyme produced over 400,000 liters (364 metric tons) of oil satisfying testing and certification requirements for the U.S. Navy.  In other highlights, Solazyme partnered with Honeywell UOP, Chevron, Qantas Airways, Ecopetrol, Unilever and Bunge for the production of oils and chemicals.  Solazyme executed a non-binding letter of intent with one of the Brazil’s largest sugarcane processing companies for feedstock.  Finally, Solazyme entered into both a joint development agreement and a non-binding off-take letter of intent with Dow Chemical Company in the field of dielectric fluids.  Although a variety of factors, including general business conditions, could lead Solazyme to terminate its IPO efforts, and, even if consummated, it is uncertain at what valuation its IPO would be completed, we believe Solazyme has the potential to provide an exciting return for Harris & Harris Group.

Additionally, as of March 2011, we have three companies in our portfolio that have retained bankers and two of these three companies have received non-binding letters of intent for the potential acquisition of these companies.  Again, there can be no assurance that these companies will successfully complete a sale.  A variety of factors, including general business conditions, could lead either of these companies to terminate such sale efforts or lead the potential acquirers to rescind the non-binding offers to acquire those companies.

We continue to believe our focus on nanotechnology provides us access to technologies and companies that can provide outsized investment returns.  A research report released on Harris & Harris Group by Research 2.0 in January 2011 defined nanotechnology as a general purpose technology.  An innovation qualifies as a general purpose technology if it has the potential for pervasive use in a wide range of sectors in ways that drastically change their modes of operations.

Although we are just beginning the ninth year of our investment focus on nanotechnology, the first decade of nanotechnology, beginning around 2000-2001, is now behind us.  Many of our shareholders remember the initial hype that surrounded nanotechnology between 2003 and 2005.  Investors and Wall Street were jubilant in their belief that nanotechnology was going to revolutionize certain industries, but many were too short-term focused to remain believers as the hype began to wear off.  However, during the second half of this foundational decade, nanotechnology continued to develop, albeit without the hype of Wall Street.  From 2000 to 2008, research and development funding on average increased 35 percent per year.  During the same period, patent applications increased on average 35 percent per year and science citations increased on average 23 percent annually.  This foundational decade even saw both the primary workforce and the final product markets increase on average 25 percent per year.  We only began measuring the aggregate revenue of our portfolio companies in 2007, but between 2007 and 2010, it increased from approximately $198 million to approximately $380 million, an average of approximately 24 percent per year.

We believe it is this second decade of nanotechnology that will provide the growth and investment returns that venture capitalists and long-term investors have been expecting from nanotechnology.  We are already beginning to see this growth.  Although the annual aggregate revenue growth of our portfolio averaged 24 percent per year from 2007 through 2010, between 2009 and 2010 it averaged 42 percent, climbing from approximately $267 million in 2009 to approximately $380 million in 2010.  We expect this growth to continue in 2011.  Additionally, as of December 31, 2010, we finally value our venture capital portfolio in an appreciated state of $106,150,422 versus a cost basis of $98,647,384.  We value our cleantech portfolio at $44,558,344 versus a cost basis of $35,793,707.  We value our healthcare portfolio at $22,397,915 versus a cost basis of $19,271,049.  It is only our electronics, semiconductor and other portfolio that we still value in a depreciated state of $38,722,743 versus a cost basis of $43,099,378.

In 2011, management will remain focused on our venture investing business.  We will work on reducing the time required from us for companies that we do not believe will provide exciting venture returns.  We will continue to divest of certain portfolio companies.  We will refresh our pipeline of investments. With visibility to liquidity, we have re-ignited our investment engine.  Investors should expect to see more investment dollars in more new companies in 2011 than in 2009 or 2010.  Currently, with over 30 million shares outstanding, it is critical that we have more dollars at work in our best investments in order to provide meaningful returns and movements in net asset value per share (“NAV”) upon exit.

We will also continue to work on ways to increase our NAV.  In 2009, NAV increased from $4.24 to $4.35 or 2.6 percent.  In 2010, NAV increased from $4.35 to $4.76, an increase of 9.4 percent.  This is certainly the correct direction, but we need to continue to find ways to more dramatically increase NAV as our portfolio matures and as we experience exciting exits.  Investing more in our best companies is one potential solution.  Providing venture debt where the interest payments offset portions of our annual expenses is a way to decrease the impact expenses have on our NAV.  Because of the nature of our long-term venture capital investments, shareholders should expect that from quarter to quarter NAV movements may be bumpy, sometimes increasing and sometimes decreasing.  However, over the longer term of 12 to 36 months, we hope that our investments will have the potential to provide a meaningful positive impact on NAV.

Finally, over the next five months, we plan to focus even more effort on telling Harris & Harris Group’s story to a wider audience.  This audience will include institutional investors, retail investors and sell-side analysts.  With our recent exits and with the potential for more near-term exits, we have credibility and investment returns to point to.  We have the team in place that has been responsible for sourcing, diligencing and working with these companies throughout their development.  In many of these deals we have been the first institutional investor.  As discussed above, the development of nanotechnology-enabled companies is accelerating.  With the progress that many of our companies are making, we have tangible examples of how nanotechnology is impacting the industries it is touching.

In conclusion, as many of you are well aware, venture capital is an uncertain business.  It focuses on finding companies that are bringing transformative technologies to the market for the first time.  The success of these companies can change an industry, change how we think about energy use, change a standard of care and even change human survival as in the case of cancer therapeutics.  But, as with our experience in both BioVex and Neo, there will be times when valuations decrease long before investors see any increase in value.  The difference between value at any given point in time from the date of our investment to the date of a liquidity event can be significant.

We never claim to be able to predict an uncertain future, but as we continue forward in 2011, we believe we remain in a strong position.  Our model of investing in unproven but transformative companies is gaining credibility through our liquidity events.  We have substantial cash on our balance sheet.  We have visibility to liquidity from some of our more mature portfolio companies.  We believe our focus on nanotechnology has put us on the path to being one of the more successful venture investment firms of the past decade in the fields of cleantech, healthcare, electronics and semiconductors and their respective tools.  We will continue to abide by the British economist, John Kay’s idea that business is a matter of managing the interrelationships between the interpretation of high-level objectives, the realization of intermediate states and goals and the performance of basic actions.

Thank you for your continued support.  Please join us on March 18th at 10 a.m. EDT for our quarterly call reporting on our financials for the period ended December 31, 2010, and on May 5th for our Annual Meeting of Shareholders.

Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

Alexei A. Andreev	Misti Ushio
Executive Vice President and	Vice President and Principal
Managing Director

March 17, 2011

This letter may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.